Exhibit 99

October 1, 2003

Note to Exelon’s Financial Community:

Exelon Generation Company, LLC Exercises Options Under Purchase Power Agreement
With Midwest Generation, LLC

On October 1, 2003, Exelon Generation notified Midwest Generation, LLC (Midwest) of its exercise of certain of Exelon Generation’s termination options under the existing Collins Generating Station and Peaking Unit Purchase Power Agreements (PPA). Exelon Generation is a subsidiary of Exelon Corporation (Exelon). Midwest is a subsidiary of Edison Mission Energy and Edison International. Exelon Generation has elected to exercise its termination options with respect to Calumet Unit 31, Joliet Units 31 and 32, Crawford Units 31, 32 and 33 and Lombard Unit 32, totaling 303 MWs for the fifth contract year 2004. The effect of exercising these termination options is that Exelon Generation will release the output of the following Midwest generating units during 2004.

Calumet Unit 31	—	49 MW
Joliet Unit 31	—	51 MW
Joliet Unit 32	—	50 MW
Crawford Unit 31	—	42 MW
Crawford Unit 32	—	40 MW
Crawford Unit 33	—	39 MW
Lombard Unit 32	—	32 MW

Total		303 MW

Exelon Generation did not exercise its termination options on Collins Units 1 and 3 (1,084 MWs of capacity) or on the remaining 392 MWs of peaking capacity under contract (a total of 1,476 MWs of capacity).

Exelon Generation also has a Coal Generating Stations Purchase Power Agreement with Midwest. Under the PPA, during the fifth contract year 2004, Exelon Generation contracted for 1,696 MWs of non-option capacity from Midwest with a call option on 1,265 MWs of capacity. On June 25, Exelon Generation exercised its call option on 687 MWs of the option capacity from Midwest. For the contract year 2004, Exelon Generation will take the 1,696 MWs of non-option coal capacity, 687 MWs of the option coal capacity, 1,084 MWs of Collins station capacity and 392 MWs of peaking capacity from Midwest. In total, Exelon Generation has retained 3,859 MWs of capacity under the terms of the three existing PPAs with Midwest Generation. 2004 is the last year under the existing five-year PPA contract between Exelon and Midwest. Providing reliable service to customers in Illinois served by delivery subsidiary ComEd remains a top priority of Exelon.

With the exercise of the termination options on the peaking plants in addition to the options on the coal plants, the contract with Midwest is in place for 2004. Exelon’s exercise of its options under the PPAs is expected to provide approximately $100 million (pre-tax) of capacity cost savings in 2004 compared with 2003. Net pre-tax savings, after replacement energy and other associated costs, are expected to be between $20 and $40 million. The actual cost savings achieved will be a function of Exelon Generation’s supply portfolio and wholesale energy prices in 2004.

For additional information please contact me at (312) 394-7696.

Sincerely,

Linda C. Byus, CFA
Vice President Investor Relations

Except for the historical information contained herein, certain of the matters discussed in this note are forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995, that are subject to risks and uncertainties. The factors that could cause actual results to differ materially from the forward-looking statements made by a registrant include those discussed herein as well as those discussed in Exelon Corporation’s 2002 Annual Report on Form10-K in (a) ITEM 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations—Business Outlook and the Challenges in Managing Our Business for Exelon, ComEd, PECO and Generation and (b) ITEM 8. Financial Statements and Supplementary Data: Exelon—Note 19, ComEd—Note 16, PECO—Note 18 and Generation—Note 13, and (c) other factors discussed in filings with the Securities and Exchange Commission (SEC) by Exelon Corporation, Commonwealth Edison Company, PECO Energy Company and Exelon Generation Company, LLC (Registrants). Readers are cautioned not to place undue reliance on these forward-looking statements, which apply only as of the date of this note. None of the Registrants undertakes any obligation to publicly release any revision to its forward-looking statements to reflect events or circumstances after the date of this note.

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Exelon Corporation is one of the nation’s largest electric utilities with approximately 5 million customers and $15 billion in annual revenues. The company has one of the industry’s largest portfolios of electricity generation capacity, with a nationwide reach and strong positions in the
Midwest and Mid-Atlantic. Exelon distributes electricity to approximately 5 million customers in
Illinois and Pennsylvania and gas to approximately 450,000 customers in the Philadelphia area.
Exelon is headquartered in Chicago and trades on the NYSE under the ticker EXC.